Ex99-13

Repertory No. 16497                                                   Collection No. 5868

                   INCORPORATION OF A LIMITED LIABILITY COMPANY (Societa a
                                    Responsabilita limitata)

                                                   ITALIAN REPUBLIC

The year two thousand and two, the sixth day of the month of November (6 November 2002)
In Rome,  Piazzale di Porta Pia No. 121, before me dr. Nicola Atlante,  Notary Public in Rome registered in the Roll of the Associated Notary Public Districts of Rome,

                                                     are present:

- "ACEA S.p.A.",  company  incorporated  in Italy,  with  registered  office and domicile for fiscal  purposes in Rome, piazzale  Ostiense 2, VAT number,  fiscal code and Register of Enterprises of Rome N.  05394801004,  share capital Euro
1,098,898,884.00,

                                           represented by the here appearing

Eng.  Marco  Passeggeri,  born in Rome on 11 September  1954,  domiciled for the purposes of the same at the registered office,  who declares to act by virtue of a special  power of attorney  Notary  Alessandro  Mattiangeli  in Rome,  of 6
November 2002, Rep. N. 94063, which is attached to the present deed in original under A;

- "HORIZON ENERGY  DEVELOPMENT  B.V.", a limited  liability  company  incorporated in the Netherlands,  with registered office at Leidsekade 98, 1017PP Amsterdam, fiscal code in Italy not acquired represented by the here appearing

Ronald Carl  Kraemer,  born in Elmont (New York,  U.S.A.) on 20 April 1956,  domiciled  for the purposes of the same at the  registered  office,  who declares to act by virtue of a special power of attorney  Notary  Richard John Saville in
London,  of 25 October 2002 and with  apostille of 28 October 2002,  N. g 046690,  which is attached in original to the present deed under B.

The above  mentioned  persons,  of whose  personal  identity I, Notary Public,  am certain,  declare that they agree in renouncing to the assistance of witnesses.

                                         The parties agree upon the following.

                                                          ONE

A limited liability company,  named "Montenero Energia" S.r.l. is incorporated,  with a share capital of Euro 10,000.00
(ten thousand/00), subscribed as follows:

- ACEA S.p.A. subscribes a share of Euro 5,000.00 (five thousand/00);

- HORIZON ENERGY DEVELOPMENT B.V. subscribes a share of Euro 5,000.00 (five thousand/00).

The parties declare that on 5th November 2002 they  subscribed  3/10 of the corporate  capital with Banca Nazionale del
Lavoro  S.p.A.,  6319 branch  office of Rome,  as  indicated in the receipt  shown to me, a certified  copy of which is attached to the present deed, under C.

                                                          TWO

The first management body is the Board of Directors  composed of six members,  listed below,  with three-year  duration of office:

= HALE Bruce  Hollis,  born in New York State  (U.S.A.) on 30th August 1949,  domiciled for the purposes of the same at the registered office, US citizen, Italian fiscal code HLJ BCH 49M30 Z404P;

= TANSKI Ronald James,  born in New York State  (U.S.A.) on 5th August 1952,  domiciled for the purposes of the same at the registered office, US citizen, Italian fiscal codeTNS RLD 52M05 Z404W

= KRONENWETTER  Joseph Fredick,  born in Pennsyvania  State (U.S.A.) on 18th December 1947,  domiciled for the purposes of the same at the registered office, US citizen, Italian fiscal code KRN JPH 47T18 Z404V;

= MESSINA  Alfonso,  born in Arquata  Scrivia on 7th October  1958,  domiciled  for the purposes of the same,  in Rome, piazzale Ostiense No. 2, Italian citizen, fiscal code MSS LNS 58R07 A4360;

= PASSEGGERI Marco, here appearing,  domiciled for the purposes of the same, in Rome,  piazzale Ostiense No. 2, Italian citizen, fiscal code PSS MRC 54P11 H501S;

= ROTONDO  Salvatore,  born in Mons (Belgium) on 14th December  1958,  domiciled for the purposes of the same, in Rome, piazzale Ostiense No. 2, Italian citizen, fiscal code RNT SVT 58T14 Z103B

Bruce Hollis Hale is appointed as the Chairman of the Board of Directors.

Each  appointed  director,  disjointly  and/or  jointly,  has the  representative  power  as set out in Art.  20 of the following By-laws.

The first fiscal year ends on 30th September of 2003 year.

                                                         THREE

The  indications  set forth in Art.  2475 c.c. and the other  governing  provisions  of the company are included in the following

                                                        BY-LAWS

                                                       Article 1
                                                         Name

A limited liability company, named Montenero Energia S.r.l. (hereinafter the "Company"), is hereby incorporated.

                                                       Article 2
                                                   Registered Office

2.1.     The registered office of the Company is in Rome, Viale Parioli, n.44.

2.2.     The Company may establish subsidiaries, branches, agencies, commercial, administrative and representative offices in Italy and/or abroad.

                                                       Article 3
                                                       Duration

Except as otherwise provided by law, the Company will exist until September 30, 2042.

                                                      Article 4
                                                   Company's Object

4.1.     The Company's objects are:

         (a)      the design, engineering, permitting, finance, site acquisition, construction, commissioning, operation, maintenance and decommissioning of an electric power plant at Montenero di Bisaccia, Molise Region,
                  Italy, such plant having a nominal capacity of approximately 400 (four hundred) MW (hereinafter the
                  "Project");

         (b)      the procurement and purchase of industrial products, materials, supplies, services and equipment necessary or desirable for the purpose of performing activities related to power generation, including fuel procurement and management, waste disposal activities and appointment of contractors and advisers
                  (in each case in connection with the Project);

         (c)      the production and sale of electrical energy in all its forms (in each case in connection with the Project);
                  and

         (d)      the carrying out of activities relating to real estate including construction, sale and purchase, management and passive leasing of real estate (in each case in connection with the Project);

         in accordance with the laws in force in Italy from time to time.

4.2.     In accordance with its corporate objects, the Company may carry out the purchase, holding and management of registered or non-registered rights relating to the share capital of other companies or businesses having a purpose which is analogous, similar or connected to its own purpose. It may also carry out the technical, administrative and financial coordination of affiliated companies (subsidiaries and associated companies forming part of the same group) through the provision of business management services, the preparation of statistical, accounting and technical data, and the preparation of data relating to any form of payment, or the giving of guarantees and financing. The Company may not carry out such activities for the public, in accordance with the decrees of the Ministry of the Treasury dated July 6, 1994 (published in the Official
         Gazette on July 22, 1994, no. 170), and any other activities of a financing or professional nature which may be precluded by law without the appropriate licences or qualifications.

4.3.     In accordance with its corporate objects, the Company may borrow, carry out any activity relating to mortgages or charges (including subrogation), both active and passive,  give security interests of all kinds in any of its property or assets in support of the payment of its borrowings including without limitation establishing collateral deposits and assigning rights under guarantees and assigning any other contractual rights authorise registrations of property and entries in the property register and give guarantees
         (including sureties, endorsements and warrants to grant credit).

4.4.     The following activities are prohibited:

         (a)      activities that by their very nature or manner of exercise are reserved to banks or to financial intermediaries in general, and in any case any activity involving the collection of savings from the public or the solicitation of public savings;

         (b)      activities reserved to financial intermediaries according to Legislative Decrees no. 385/1993 and no.
                  58/1998 (as amended), and the other activities pursuant to special laws governing the relevant matter.

                                                       Article 5
                                                   Corporate Capital

5.1.     The Company's corporate capital amounts to Euro 10,000.00 (ten thousand euro) divided into quotas in compliance with the law.

5.2.     The corporate capital may be increased, including through contributions in kind, by the Quotaholders'
         meeting resolutions.

                                                      Article 6
                                                  Pledging of Quotas

Quotas and any rights deriving from or connected to quotas, such as option rights, beneficial interests, distribution rights or other similar rights (hereinafter the "Rights") may be pledged or given as security, and may be burdened by liens, encumbrances, pre-emptive rights, third party rights or other restrictions subject to the laws in force in
Italy from time to time.

                                                       Article 7
                                                  Transfers of Quotas

Quotas and Rights are freely alienable and may be assigned, transmitted or transferred, directly and/or indirectly, in whole or in part, to third parties or Quotaholders, by any means whatsoever, subject to the laws in force in Italy from time to time.

                                                       Article 8
                                                       Financing

8.1.     The Company shall be entitled to obtain financing (subject to a liability for repayment of such financing)
         from its Quotaholders, within the limits and methods prescribed by law and these By-Laws.

8.2.     Quotaholders may make capital contributions to the Company which do not result in the issuance of additional quotas and may do so in proportions different than the proportions of quotas then held by them.

                                                        Article 9
                                                 Quotaholders' Meeting

9.1.     the meeting, properly called and validly constituted, represents all the Quotaholders and the resolutions thereof made in accordance with the law and these By-Laws bind all Quotaholders, including non-participating or dissenting Quotaholders. The meeting may be ordinary or extraordinary, in accordance with the law and these By-laws.

9.2.     Meetings are called each time the Board of Directors deems it necessary in order to vote on the matters reserved to the Quotaholders' meeting, or when Quotaholders, together representing at least 20% of the corporate capital, request the Board of Directors to call a meeting. The request must indicate the matters on which the meeting shall vote.

9.3.     An ordinary meeting must be called at least once a year, within four months from the fiscal year end, in order to approve the annual accounts.  In extraordinary circumstances, the meeting may be called within six months from such fiscal year end.

9.4.     Ordinary and extraordinary meetings shall take place at the registered office, or elsewhere in any EU Member
         State, as notified to Quotaholders.

9.5.     Notices of meeting are made by registered letter (with a courtesy copy by facsimile transmission and e-mail)
         sent to the Quotaholders at least eight days before the meeting. Such notices are to be sent to the address indicated in the Register of Quotaholders.

9.6.     The notice of meeting must contain the date, location and time of meeting and a list of matters to be discussed.

9.7.     A meeting is deemed to be validly constituted, even though a valid notice of the meeting has not been sent or not been timely sent, if the whole corporate capital is present or represented and all Board of Directors and Board of Auditors members are present.

                                                        Article 10
                                  Voting, Quorum and Matters for Quotaholder Meetings

10.1.    All those who are registered in the Register of Quotaholders may participate in meetings.

10.2.    Each Quotaholder has one vote for each euro comprising its quota at meetings of Quotaholders. Resolutions are passed by votes cast by a roll call conducted by the Chairman.

10.3.    An ordinary meeting, properly constituted, may vote and may pass resolutions if Quotaholders, together representing in person or by proxy at least 75% (seventy-five per cent) of the corporate capital, vote in favour of the resolution.

10.4.    An extraordinary meeting, properly constituted, may vote and may pass resolutions if Quotaholders, together representing in person or by proxy at least 75% (seventy-five per cent) of the corporate capital, vote in favour of the resolution.

10.5.    In addition to the matters reserved to an ordinary Quotaholders' meeting by law, an ordinary Quotaholders'
         meeting shall also approve the following matters:

         (a)      incurring indebtedness other than unsecured loans from Quotaholders or their affiliates which (i) are repayable upon third party financing being provided for the Project or as provided in such third party financing for the Project and (ii) provide for interest to accrue and be capitalized quarterly; and

         (b)      an investment in any other company.

                                                       Article 11
                                                        Proxies

11.1.    Quotaholders having a right to participate in meetings may be represented by a written proxy, in accordance with the law.  Such proxy need not be a Quotaholder.

11.2.    The validity of proxies and their right to participate in meetings falls within the competence of Chairman of the Meeting.

                                                      Article 12
                                           Chairman of Quotaholders' Meeting

12.1.    Quotaholders' meetings are chaired by a Chairman who shall be elected by the Quotaholders from time to time.
         The Chairman is assisted by a Secretary appointed by the meeting, who need not be chosen from amongst the
         Quotaholders.

12.2.    Meeting resolutions must be certified by minutes signed by the Chairman and by the Secretary or, in those circumstances required by law, the minutes must be prepared by a notary.

                                                      Article 13
                                                      Management

13.1.    The Company is administered by a Board of Directors consisting of six members, appointed by an ordinary
         Quotaholders' meeting, who hold office for a maximum of three years, and who may be re-elected.

13.2.    Directors may be non-Quotaholders.

                                                      Article 14
                                                 Exclusive Competence

The Board of Directors shall be entrusted with the widest legally permissible powers for the ordinary and extraordinary management of the Company, with the entitlement to perform all actions they will deem necessary for the achievement of the corporate objects, with the exception of those which are exclusively vested in the Quotaholders'
meeting by Italian law or these By-Laws.

                                                      Article 15
                                                  Duration of Office

15.1.    Upon their election, the Quotaholders' meeting determines the duration of office of the members of the Board of Directors, subject to Article 13.1.

15.2.    Upon each appointment (or re-appointment) of the Board of Directors, the Board shall elect a Chairman from amongst its members at its next meeting. The Board of Directors at each meeting shall appoint a Secretary, who need not necessarily be a Director.

                                                     Article 16
                                                    Loss of Office

16.1.    Except as provided in Article 16.2, if any Director ceases to hold office for any reason including resignation, the remaining Directors shall elect a new Director in accordance with Article 2386, Section 1 of the Civil Code.

16.2.    If at any time the Board of Directors consists of only three or fewer Directors, the whole Board of
         Directors is considered to have ceased to hold office and a meeting of the Quotaholders to appoint a new
         Board of Directors shall be urgently called in accordance with Article 2386, Section 4 of the Civil Code.
         In the meantime, the Board of Statutory Auditors shall be in charge of the day-to-day administration of the
         Company.

                                                       Article 17
                                                      Functioning

17.1.    Board of Directors' meetings may be held in the registered office or elsewhere in Italy or in an EU Member
         State.

17.2.    Board of Directors meetings may also take place by videoconference or teleconference provided the following conditions are met:

         (a)      all participants can be identified with certainty;

         (b)      all participants are able to participate in the discussions, and to view, receive and transmit documents by any technical means.

         The Board of Directors' meeting is deemed held in the place where the Chairman and the Secretary are present in order to permit the drafting and the signing of the minutes.

                                                      Article 18
                                              Calling Directors' Meetings

18.1.    Meetings of the Board of Directors are to be called by the Chairman of the Board of Directors or, in his incapacity or if there is then none in office, by the oldest Director, whenever the Chairman (or oldest
         Director, when relevant) considers a meeting necessary or when a special written request has been made to the Chairman (or oldest Director, when relevant) for a meeting by two members of the Board of Directors, indicating matters to be discussed

18.2.    The Board Meeting is called by written notice - which must specify the date, the location, the time of meeting and the agenda - to be sent by registered letter or recognized courier service (with a courtesy copy by facsimile transmission or e-mail) to the relevant address of each Director, the Secretary and the statutory auditors not less than seven clear days (i.e., not counting the day of the notice or the day of the meeting) prior to the date fixed for the meeting, or, where urgent not less than four clear days prior to the date fixed for the meeting.

18.3.    The Board of Directors is validly constituted in the absence of a valid call to meet or a timely call to meet provided that all its members and all the statutory auditors attend.

                                                      Article 19
                                            Conduct of Directors' Meetings

19.1.    The Chairman of the Board of Directors (or in his absence, the oldest Director) shall preside over the meetings thereof.

19.2.    The quorum for the transaction of business at any meeting of the Board shall be four Directors. A quorum shall include any Director present by adequate telephone or videoconference link as provided in Article
         17.2. If a quorum is not present, those directors and statutory auditors present, if they so agree, may postpone the meeting for up to 48 hours without need to give formal notice except that written notice shall be sent by facsimile transmission and e-mail to each director and statutory auditor not present advising him of the date, hour and place the meeting is to be reconvened.

19.3.    At any meeting of the Board each Director shall have one vote. Any Director present by adequate telephone or videoconference link as provided in Article 17.2 shall be entitled to vote.

19.4.    All decisions of the Board taken at a Board meeting shall be taken by a majority of four votes in favor.

19.5.    Board resolutions are certified by minutes signed by the Chairman of the Board and the Secretary. In the
         absence or incapacity of the Chairman, the minutes shall be certified by all Directors who participated in the relevant Meeting.

                                                      Article 20
                                                   Power of Attorney

20.1.    Each member of the Board of Directors legally represents the Company in dealings with third parties with respect to their acts carried out in accordance with the exercise of the powers given to them pursuant to these By-Laws and by his signature may bind the Company, provided that with respect to obligations with a stated liability in excess of Euro 100,000.00 (one hundred thousand euro), the signatures of the Chairman and the Managing Director shall be required to bind the Company.

20.2.    The Board of Directors may also appoint managers and attorneys for single acts or categories of acts, establish their functions and specify and revoke their powers, subject to any limitations imposed by law.

                                                      Article 21
                                                     Compensation

The members of the Board of Directors and the Secretary shall not be compensated for their services as such but shall be reimbursed against presentation of appropriate documentation for costs and expenses properly incurred by them in carrying out their duties.

                                                       Article 22
                                                  Executive Committee

The Board of Directors may, pursuant to Article 2381 of the Italian Civil Code and within the limits provided by law and by these By-Laws, delegate its powers to an executive committee comprised of at least two members as well as to its Chairman and one of its member who shall be appointed the Managing Director, acting jointly, and may terminate any such delegation at any time.

                                                       Article 23
                                              Executive Committee Actions

23.1.    The executive committee shall be called by one of its members in accordance with the equivalent terms set forth in Article 18 or as such committee may determine.  Furthermore, the committee shall be deemed properly constituted provided that all members of the committee are present.

23.2.    Meetings of the executive committee may take place by videoconference or teleconference whenever requested by any voting member provided that all participants can be identified with certainty and all participants are able to participate in the discussions, and to view, receive and transmit documents by any technical means.

23.3.    Any such committee resolves those matters reserved to it by a unanimous vote of all members of such committee.

23.4.    If any member of the committee ceases to hold office for any reason including resignation, the entire committee is deemed to have resigned and the Board of Directors shall appoint a new committee.

                                                      Article 24
                                               Balance Sheet and Profits

24.1.    The fiscal year of the Company shall end on 30th September each year.

24.2.    Profits will be appropriated as follows: 5% to the legal reserve until it has reached one fifth of the corporate capital; the remaining amount to be appropriated as the Quotaholders' meeting may resolve.

24.3.    If a Quotaholder's meeting votes for the distribution of profits, such profits shall be distributed among the Quotaholders in proportion to their respective quotas.

24.4.    Dividends which are not claimed within five years from the day on which they became distributable shall become the Company's property, in accordance with Article 2949 of the Civil Code.

                                                       Article 25
                                              Board of Statutory Auditors

25.1.    A Board of Statutory Auditors shall be appointed by the ordinary Quotaholders' meeting, as required by
         Italian law or if so resolved by the Quotaholders' meeting.  The ordinary Quotaholders' meeting will:

         (a)      appoint a Board of Auditors comprised of three statutory auditors with two alternate auditors; and

         (b)      designate the Chairman of the Board of Auditors; and

         (c)      determine the annual remuneration due to each statutory auditor.

25.2.    An internationally recognized firm of independent certified accountants shall also be appointed by an ordinary meeting of the Quotaholders to audit the Company's accounts at least annually and render an opinion thereon.

                                                      Article 26
                                                      Winding Up

Upon the winding up of the Company at any time and for any reason, an extraordinary meeting of the Quotaholders shall determine the method of winding up and shall appoint one or more liquidators and determine their powers and remuneration.

                                                      Article 27
                                                    Applicable Law

All matters not specifically provided for in these Articles of Association and By-laws shall be governed by the provisions of the Italian Civil Code and any other applicable laws.

                                                         FOUR

Finally,  the parties:  a) indicate an estimated total amount of the expenses for the incorporation of the Company,  in about Euro 2,500.00;  b) for the  withdrawal of 3/10 of the corporate  capital from the Bank,  giving regular  receipt, delegate each director,  with disjoint power and with sub-delegating  power; c) exonerate me, the Notary Public, of the reading of the annexes declaring to know them well.
This deed has been  typewritten  by a person  whom I trust and  filled in by me on  twenty-two  pages and until here is composed of  twenty-three  pages and of six sheets,  before the  signatures I have given reading of it to the appearers who have confirmed it entirely.

Signed by:  Marco PASSEGERI - Ronald Carl KRAEMER - dr. Nicola ATLANTE